SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                  NUMEREX CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:
     __________________________
2)   Aggregate number of securities to which transaction applies:
     __________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)   Proposed maximum aggregate value of transaction:
5)   Total fee paid:

     |_| Fee paid previously with preliminary materials.
     |_| Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously
              Paid:
         2)   Form Schedule or Registration Statement
              No.:
         3)   Filing
              Party:
         4)   Date Filed:_______________________________________________________

                                  NUMEREX CORP.
                             1600 Parkwood Circle SE
                                    Suite 200
                                Atlanta, GA 30339



Dear Shareholders:

    We are pleased to enclose your Notice of Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting of Shareholders of NumereX Corp. (the "Company") to be held at 10:00 a.m. on April 28, 2000 at the Parkwood Room at Hawthorn Suites, 1500 Parkwood Circle, Atlanta, Georgia 30339.

    At the Annual Meeting, you will be asked to elect six nominees to serve as directors of the Company, to approve the Company's 1999 Long-Term Incentive Plan, and to ratify the selection of Grant Thornton LLP as the independent accountants of the Company.

    The Board of Directors hopes that you will be able to attend the shareholders' meeting. We look forward to meeting each of you and discussing with you the significant events that have occurred during the Company's past year and its current prospects. If you are unable to attend in person or to be otherwise represented, we urge you to vote by signing the enclosed proxy and mailing it to us in the accompanying stamped enveloped at your earliest convenience. Please be sure to sign it exactly as the name or names appear on the proxy. We urge you to read the enclosed proxy statement, which contains information relevant to the actions to be taken at the meeting.



                                Sincerely yours,

                                Stratton J. Nicolaides
                                Chairman and
                                Chief Operating Officer


March 23, 2000

Enclosures

                                  NUMEREX CORP.

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 28, 2000

                             ----------------------



TO OUR SHAREHOLDERS:

    Notice is hereby given that the annual meeting of shareholders of NUMEREX CORP. (the "Company") will be held on April 28, 2000, at 10:00 a.m. (local time), at the Parkwood Room at Hawthorn Suites, 1500 Parkwood Circle, Atlanta, Georgia 30339, for the following purposes:

               1. To elect a Board of Directors consisting of six persons to serve until the next annual meeting of shareholders and until their respective successors shall have been duly elected and qualified;

               2.   To approve the Company's 1999 Long-Term Incentive Plan;

               3. To consider and vote upon the ratification of the selection by the Board of Directors of Grant Thornton LLP as independent accountants of the Company for the current fiscal year ending October 31, 2000; and

               4. To transact such other business as may properly come before this meeting or any postponement or adjournment thereof.

    The Board of Directors has fixed March 6, 2000 as the record date for the determination of shareholders entitled to vote at the annual meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting.

    YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE; NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.



March 23, 2000                              By Order of the Board of Directors

                                            Andrew J. Ryan
                                            Secretary

                                  NUMEREX CORP.
                             1600 Parkwood Circle SE
                                    Suite 200
                             Atlanta, Georgia 30339


               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

                                  INTRODUCTION

   The Board of Directors of NumereX Corp. (the "Company"), the executive offices of which are located at 1600 Parkwood Circle SE, Suite 200, Atlanta, Georgia 30339, hereby solicits your proxy in the form enclosed for use at the Annual Meeting of Shareholders to be held on April 28, 2000, at 10:00 a.m. (local time), or at any postponement or adjournment thereof (the "Annual Meeting"). The expense of soliciting your proxy will be borne by the Company. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to shareholders is March 23, 2000.

    At the Annual Meeting, shareholders will be asked to elect six directors of the Company, each to serve until the next annual meeting, to approve the Company's 1999 Long-Term Incentive Plan and to ratify the selection of Grant Thornton LLP as independent accountants of the Company for the current fiscal year ending October 31, 2000.

    We urge you to date, sign and return your proxy in the enclosed envelope promptly to make certain that your shares will be voted at the Annual Meeting.

Date, Time, and Place

   The Annual Meeting will be held on April 28, 2000, at 10:00 a.m. (local time), at the Parkwood Room at Hawthorn Suites, 1500 Parkwood Circle, Atlanta, Georgia 30339.

Record Date; Voting Rights

   The Company had 10,348,132 shares of Class A Common Stock, no par value (the "Common Stock"), outstanding at the close of business on March 6, 2000, the record date (the "Record Date"). Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. The presence, in person or by proxy, of holders of a majority of all of the shares of stock entitled to vote constitutes a quorum. Each share of Common Stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting. Directors will be elected by a plurality of the votes cast in person or represented by proxy at the meeting and entitled to vote on the election of directors. In all matters, other than the election of directors, the affirmative vote of the majority of the votes cast in person or represented by proxy at the Annual Meeting and entitled to vote on the matter will be the act of the shareholders. Under Pennsylvania law, the act of "voting" does not include either recording the fact of abstention or failing to vote for a candidate or for approval or disapproval of a proposal, whether or not the person entitled to vote characterizes the conduct as voting. In other words, only those who indicate an affirmative or negative decision on a matter are treated as voting, so that ordinarily abstention or a mere absence or failure to vote is not equivalent to a negative decision.

   The Company is not currently aware of any matters that will be brought before the Annual Meeting (other than procedural matters) that are not referred to in the enclosed Notice of Annual Meeting.

Voting and Revocation of Proxies

   A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the directions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of the Company's Common Stock for election of all nominees for directors, for approval of the Company's 1999 Long-Term Incentive Plan and for the ratification of the selection Grant Thornton LLP as the Company's independent accountants.

   Sending in a signed proxy will not affect a shareholder's right to attend the Annual Meeting nor will it preclude a shareholder from voting in person because the proxy is revocable at any time prior to the voting of such proxy. Any shareholder giving a proxy has the power to revoke it by giving written notice to the Secretary of the Company at any time before the proxy is exercised, including by filing a later-dated proxy with the Secretary or by appearing in person at the Annual Meeting and making a written demand to vote in person.

Solicitation of Proxies

   The expense of the proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone or telegraph, or by directors, officers or employees of the Company without additional compensation. Upon request by record holders of the Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, the Company is required to pay the reasonable expenses incurred by such record holders for mailing proxy material and annual shareholder reports to any beneficial owners of Common Stock.

Fiscal Years

   As used in this Proxy Statement, "fiscal 1997" means the Company's fiscal year ended October 31, 1997, "fiscal 1998" means the Company's fiscal year ended October 31, 1998, "fiscal 1999" means the Company's fiscal year ended October 31, 1999, and "fiscal 2000" means the Company's fiscal year ending October 31, 2000.


                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

   The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 26, 2000, by (i) each person known by the Company to be the beneficial owner of five percent or more of the Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table which follows, and (iv) all current directors and executive officers of the Company as a group. Except as otherwise indicated below, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares.

                                                                     Shares Beneficially Owned (1) (2)
               Name of Beneficial Owner                      ------------------------------------------------
                 or Identity of Group                                Number                    Percent
-------------------------------------------------------      -----------------------     --------------------
Gwynedd Resources, Ltd. (3)
900 Market Street
Suite 200
Wilmington, DE  19801                                                 3,207,280                   30.2%

Elizabeth Baxavanis, Trustee (4)
Dominion Holdings #5
Revocable Trust for the
Benefit of Maria E. Nicolaides
900 Market Street
Suite 200
Wilmington, DE  19801                                                 3,207,280                   30.2%

Maria E. Nicolaides (5)
4193 Las Palmas Way
Sarasota, FL  34238                                                   3,207,280                   30.2%

Douglas Holsclaw, MD (6)
42 Llanberries Road
Bala Cynwyd, PA  19004                                                  752,382                    7.1%

Kenneth F. Manser
21 Keswick Close
Dunstable, Bedfordshire LU6-3AW
United Kingdom
                                                                      1,334,658                   12.6%
George Benson                                                            43,000                    *

Edward I. Comer                                                           - 0 -                    *

Matthew J. Flanigan                                                      17,700                    *

Geoff W. Girdler                                                         17,000                    *

Allan H. Liu                                                              - 0 -                    *

Robert M. Madonna                                                        40,000                    *

Charles L. McNew                                                         71,000                    *

Stratton J. Nicolaides (7)                                                - 0 -                    *

Peter J. Quinn                                                            1,806                    *

John G. Raos                                                              - 0 -                    *

Gordon T. Ray                                                           126,397                    1.2%

Andrew J. Ryan (8)                                                       19,000                    *

All Current Directors and Executive Officers as a
     group (10 persons)                                                 138,506                    1.3%

----------------------------
*        Less than 1%

(1) The shares "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include shares owned by or for, among other things, the wife, minor children or certain other relatives of such individual, as well as other shares as to which the individual has or shares voting or investment power or has the right to acquire within 60 days after February 26, 2000.

(2) Includes shares subject to options or warrants in the following amounts: Mr. Benson, 38,000 shares; Mr. Flanigan, 14,700 shares; Mr. Girdler, 17,000 shares; Mr. Madonna, 25,000 shares; Mr. McNew, 70,000 shares; Mr. Quinn, 1,806 shares; and Mr. Ray, 109,000 shares.

(3) The shareholders of Gwynedd Resources, Ltd. ("Gwynedd") include various trusts for the benefit of Maria E. Nicolaides and her children (for which Mrs. Baxavanis is trustee) and Dr. Holsclaw. Gwynedd has the same shareholders as Dominion Group Limited, a Member Company of Dominion Holdings. See "Certain Relationships and Related Transactions." See footnotes (4), (5), (6) and (8).

(4) Represents the shares of Common Stock owned by Gwynedd. Trusts for the benefit of Maria E. Nicolaides and her children, of which Mrs. Baxavanis, Maria E. Nicolaides' mother-in-law, is trustee, own approximately 89.8% and 0.9%, respectively, of the outstanding stock of Gwynedd. Mrs. Baxavanis disclaims beneficial ownership of all shares of Common Stock owned by Gwynedd. See footnote (5) below.

(5) Represents the shares of Common Stock owned by Gwynedd. Trusts for the benefit of Maria E. Nicolaides and her children, of which Mrs. Baxavanis, Maria E. Nicolaides' mother-in-law, is trustee, own approximately 89.8% and 0.9%, respectively, of the outstanding stock of Gwynedd. Maria E. Nicolaides disclaims beneficial ownership of 325,651 shares of Common Stock owned by Gwynedd which may be deemed to be beneficially owned by the other shareholders of Gwynedd, including trusts for the benefit of her children. See footnote (4) above.

(6) Does not include any shares of Common Stock owned by Gwynedd. Dr. Holsclaw is the owner of approximately 9.3% of the outstanding stock of Gwynedd.

(7) Mr. Nicolaides disclaims beneficial ownership of the 3,207,280 shares of Common Stock owned by Gwynedd.

(8) Mr. Ryan disclaims beneficial ownership of the 3,207,280 shares of Common Stock owned by Gwynedd. Also excludes 50,000 shares subject to an option granted to Salisbury & Ryan, a law firm of which Mr. Ryan is a partner. Mr. Ryan's address is: Salisbury & Ryan, 1325 Avenue of the Americas, Seventh Floor, New York, NY 10019-6026.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

   The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than ten directors and that the number of directors to be elected, subject to the foregoing limits, shall be determined from time to time by the Board of Directors. The Board has set the number of directors at six. At the Annual Meeting six directors, who will constitute the Company's entire Board of Directors, are to be elected to hold office until the next annual meeting and until their respective successors have been duly elected and qualified. The Board has designated the persons listed below to be nominees for election as directors. The Company has no reason to believe that any of the nominees will be unavailable for election; however, should any nominee become unavailable for any reason, the Board of Directors may designate a substitute nominee. The proxy agents intend (unless authority has been withheld) to vote for the election of the Company's nominees.

   All of the nominees currently serve as directors of the Company and have consented to being named in this Proxy Statement and to serve if elected.

   The Board of Directors will consider shareholder nominations for directors submitted within the time periods set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or other applicable rules or regulations under the federal securities laws, or if no such rules apply, in accordance with the procedure set forth in the Company's Bylaws. The procedure set forth in the Company's Bylaws provides that a notice relating to the nomination must be timely given in writing to the Secretary of the Company prior to the meeting. To be timely, the notice must be delivered at least 90 days prior to the date one year from the date of the immediately preceding annual meeting. Such notice must be accompanied by the nominee's written consent, contain information relating to the business experience and background of the nominee and contain information with respect to the nominating shareholder. See "Shareholder Proposals."

Information as to Directors and Nominees

   The following table contains information with respect to the nominees for Directors.

               Name                Age                         Position                           Director Since
               ----                ---                         --------                           --------------

George Benson(l)(2)(3)              64   Director                                                       1995
Matthew J. Flanigan(l)(2)           53   Director                                                       1994
Allan H. Liu                        43   Director                                                       2000
Stratton J. Nicolaides(3)           46   Chairman of the Board and Chief Operating Officer              1999
John G. Raos(l)(2)                  50   Director                                                       2000
Andrew J. Ryan(3)                   41   Director and General Counsel                                   1996

-----------------------
(1)     Member of Audit Committee
(2)     Member of Compensation Committee
(3)     Member of Steering Committee


   George Benson has served as a Director of the Company since June 1995. From September 1992 until July 1999, Mr. Benson served as Chairman and Chief Executive Officer of Wisconsin Wireless Communications Corporation and Airadigm Communications Inc.

   Matthew J. Flanigan has served as a Director of the Company since July 1994. Since April 1994, Mr. Flanigan has been the President of the Telecommunication Industry Trade Association, a trade association for telecommunication companies.

    Allan H. Liu has served as a Director of the Company since January 2000. Since 1997, Mr. Liu has been the President and a member of the Board of Directors of The China Retail Fund, LDC, a direct investment private equity fund sponsored by American International Group in conjunction with the Ministry of Internal Trade of the People's Republic of China.

    Stratton J. Nicolaides has served as Chief Operating Officer since April 1999 and as Chairman of the Board since December 1999. From July 1994 until April 1999, Mr. Nicolaides managed a closely held investment partnership and provided consulting services to Dominion Group Limited.

    John G. Raos has served as a Director of the Company since February 2000. From June 1995 until January 2000, Mr. Raos served as President and Chief Operating Officer of US Industries, Inc. From February 1999 until January 2000, Mr. Raos also was Chairman and Chief Operating Officer of Strategic Industries, Inc., a US Industries subsidiary. Prior to June 1995, Mr. Raos served as President and Chief Operating Officer of Hanson Industries, Inc. Mr. Raos is currently a director of US Industries.

   Andrew J. Ryan has served as a Director of the Company since May 1996. Mr. Ryan has practiced law with the law firm of Salisbury & Ryan from August 1994 to present and serves as the Board designee of Gwynedd.

Board of Directors, Committees and Attendance at Meetings

   During fiscal 1999, the Board of Directors of the Company held 10 meetings. Each director attended 75% or more of the meetings of the Board and committees of which they were members during fiscal 1999.

   During fiscal 1999, the Audit Committee held 1 meeting. The purpose of the Audit Committee is to review all recommendations made by the Company's independent public accountants with respect to the accounting methods used and the system of internal control followed by the Company and to advise the Board of Directors with respect thereto. The Board of Directors has not adopted a written charter for the Audit Committee. The current members of the Audit Committee are George Benson, Matthew J. Flanigan and John G. Raos.

   During fiscal 1999, the Compensation Committee held 2 meetings. The Compensation Committee makes recommendations to the Board with respect to the compensation of the officers and key employees. The current members of the Compensation Committee are George Benson, Matthew J. Flanigan and John G. Raos.

   During fiscal 1999, the Steering Committee held 12 meetings. The Steering Committee consults with, and otherwise serves as a resource to, management in connection with implementing a restructuring plan for the Company, including proposing and evaluating strategic alternatives in connection therewith. The members of the Steering Committee are George Benson, Stratton J. Nicolaides and Andrew J. Ryan.

Arrangements with Respect to the Board of Directors

   The Company has entered into an agreement providing Gwynedd the right to designate one director to the Board. Additionally, in the event the Board consists of more than seven directors, Gwynedd, at its option, may designate one additional director. Any designee's appointment will be subject to the exercise by the Board of Directors of its fiduciary duties and the approval of the Company's shareholders upon the expiration of any appointed term at the next annual meeting of shareholders. Gwynedd's right to designate directors will cease at such time as Gwynedd's equity interest in the Company drops below ten percent of the outstanding shares of the Company's Common Stock. Mr. Ryan currently serves as Gwynedd's designee.

Director Compensation

    Each director of the Company who is not also an employee of the Company or a Gwynedd designated director receives an annual fee of $12,000 and a fee of $250 for each meeting (except telephonic meetings, in which case the fee is $125) of the Board or a committee thereof attended plus reimbursement of expenses incurred in attending meetings. During the fiscal year ended October 31, 1999, Mr. Ray, as Chairman of the

Board, received an additional $5,000 per month in directors' fees. No additional fee is paid for committee meetings held the same day as Board meetings.

    Under the Company's Non-Employee Director Stock Option Plan (the "Director Plan"), each director who is not also an employee of the Company or a Gwynedd designated director automatically is granted annual options covering 4,000 shares of Common Stock. On each anniversary of the initial option granted hereunder, such person shall be granted an option to purchase 4,000 shares of the Common Stock, or such lower number of shares as shall be equal to the number of shares as shall then be available (if any) for grant under this Director Plan divided by the number of persons who are to receive an option on such anniversary.

    In June 1999, in recognition of extraordinary service, the Company granted Mr. Benson a stock option covering 25,000 shares of Common Stock exercisable at $3.50 per share, the then fair market value on the date of grant. The option has a term of 10 years and is fully vested and exercisable.

Involvement in Certain Legal Proceedings

    In March 1993, the Resolution Trust Corporation ("RTC"), as receiver for Nassau Savings and Loan Association ("Nassau"), filed a complaint for damages against Mr. Nicolaides arising out of five loans ("Loans") made by Nassau between 1982 and 1985 to five partnerships of which Mr. Nicolaides was one of the general partners. Mr. Nicolaides also was a guarantor of such Loans. On November 22, 1995, without admitting liability for the claims asserted, Mr. Nicolaides settled the RTC action for $2,125,000. On March 10, 1997, in a separate criminal action arising out of the Loans, which was filed in the United States District Court for the District of New Jersey, Mr. Nicolaides agreed to plead guilty to one count of bank fraud. The court sentenced Mr. Nicolaides to three-years probation and required payment of a $250,000 fine. Mr. Nicolaides' probation has ended.

    Neither the RTC action nor the criminal action included any ban on Mr. Nicolaides engaging in any type of business activity.

    Mr. Nicolaides is the spouse of Maria E. Nicolaides, who may be deemed the indirect beneficial owner of approximately 30.2% of the Company's outstanding Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

    On July 28, 1999, Airadigm Communications Inc. filed for chapter 11 bankruptcy protection. Mr. Benson served as Chairman and Chief Executive Officer of Airadigm Communications Inc. until his retirement on July 13, 1999.


             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF
                           THE NOMINEES NAMED HEREIN.

                                  PROPOSAL TWO
                  APPROVAL OF THE 1999 LONG-TERM INCENTIVE PLAN

    The Company is asking the shareholders to approve the 1999 Long-Term Incentive Plan (the "1999 Plan"). The 1999 Plan will replace the NumereX Corp. Amended and Restated 1994 Employee Stock Option Plan (the "1994 Plan"). The following summary of the material features of the 1999 Plan is qualified in its entirety by reference to the full text of the 1999 Plan, a copy of which is available by writing Investor Relations, NumereX Corp., 1600 Parkwood Circle SE, Suite 200, Atlanta, Georgia 30339. Unless otherwise specified, capitalized terms used herein have the meaning assigned to them in the 1999 Plan.

General Information

    The Board of Directors believes that long-term incentive plans are useful in motivating employees and constitute an important part of the compensation program for the Company. Traditionally, the Company has granted stock options to all of its employees and directors. Stock options provide a useful tool for linking the interests of employees and directors to those of the shareholders. The 1999 Plan will continue to permit the grant of stock options to employees and directors and will provide increased flexibility for making other types of stock-based awards in the future. The Board of Directors approved the 1999 Plan on October 25, 1999, subject to the shareholder approval solicited by this Proxy Statement.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL
                                OF THE 1999 PLAN.

Description of 1999 Plan

         Purpose of 1999 Plan. The 1999 Plan is intended to promote the long-term growth and profitability of the Company by: (i) providing key people with incentives to improve shareholder value and to contribute to the growth and financial success of the Company and (ii) enabling the Company to attract, retain and reward the best-available persons.

         Eligibility. The 1999 Plan authorizes the grant of stock options (including incentive stock options and nonqualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, or any combination of the foregoing to all persons who are at the time of the grant of an award employees (including persons who may become employees), officers, directors, and consultants of the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time. Only employees of the Company or of any Parent or Subsidiary of the Company are eligible to receive grants of incentive stock options. As of March 6, 2000, the number of employees, officers and directors of the Company eligible to receive grants under the 1999 Plan was approximately 23 persons. The number of consultants eligible to receive grants under the 1999 Plan will vary depending on the number of consultants then engaged by the Company.

         Administration. The 1999 Plan is administered by the Board of Directors or by a committee or committees appointed by the Board. The Compensation Committee currently has been appointed to administer the 1999 Plan and will be referred to as the "Administrator". The Administrator has all the powers vested in it by the terms of the 1999 Plan, including the authority to determine eligibility, to grant awards, to prescribe Grant Agreements evidencing such awards, to establish programs for granting awards, to determine whether a stock option shall be an incentive stock option or a nonqualified stock option, to determine any exceptions to nontransferability, to establish any performance goals applicable to awards, to determine the period during which awards may be exercised, to determine the period during which awards shall be subject to restrictions, and to otherwise administer the 1999 Plan. In making these determinations, the Administrator may take into account the nature of the services rendered or to be rendered by the award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Administrator in its discretion shall deem relevant.

         Shares Available for the Plan. Subject to adjustments, a maximum of 1,500,000 Shares is authorized for issuance under the 1999 Plan. If an award expires or terminates unexercised or is forfeited, or if any Shares are surrendered to the Company in connection with an award, the Shares subject to such award and the surrendered Shares will become available for further awards under the 1999 Plan. The number of Shares subject to the 1999 Plan (and the number of Shares and terms of any award) may be adjusted by the Administrator in the event of any change in the outstanding Common Stock by reason of any stock dividend, spin-off, split-up, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of Shares and the like. The maximum number of Shares that may be covered by awards of any combination granted during a calendar year to an individual under the 1999 Plan is limited to 100,000.

         Stock Options. The 1999 Plan authorizes the grant of incentive stock options and nonqualified stock options. Incentive stock options are stock options that satisfy the requirements of Section 422 of the Internal Revenue Code (the "Code"). Nonqualified stock options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the 1999 Plan would entitle the grantee, upon exercise, to purchase a specified number of Shares from the Company at a specified exercise price per Share. The exercise price per Share and manner of payment for Shares purchased pursuant to options are determined by the Administrator and, in the case of incentive stock options, Section 422 of the Code. Incentive stock options, thus, must have an exercise price at least equal to Fair Market Value on the date of grant or at least 110% of Fair Market Value in the case of a Ten-Percent Shareholder.

         Stock Appreciation Rights. Subject to the terms of a particular grant, the exercise of a stock appreciation right under the 1999 Plan would entitle the grantee to receive in cash, Common Stock, or a combination thereof, as specified in the Grant Agreement, the excess of the Fair Market Value of a specified number of Shares on the date of exercise over the base price per Share specified in the Grant Agreement. The Company does not currently expect to issue stock appreciation rights under the 1999 Plan.

         Stock Awards. The 1999 Plan authorizes the grant of restricted and unrestricted stock awards on terms and conditions, which terms and conditions may condition the vesting or payment of such awards on the achievement of one or more Performance Goals (as hereinafter defined) determined by the Administrator. The Company does not currently expect to issue stock awards under the 1999 Plan.

         Phantom Stock. The 1999 Plan authorizes the grant of phantom stock in the form of awards denominated in stock-equivalent units on terms and conditions, which terms and conditions may condition the vesting or payment of such awards on the achievement of one or more Performance Goals (as hereinafter defined), established by the Administrator. An award of phantom stock may be settled in cash, Common Stock, or a combination thereof, as specified in the Grant Agreement. The Company does not currently expect to issue phantom stock under the 1999 Plan.

         Performance Awards. The 1999 Plan authorizes the grant of performance awards, which become payable upon attainment of one or more Performance Goals established by the Administrator. Performance awards may be paid in cash, Common Stock, or a combination thereof, as specified in the Grant Agreement. The term "Performance Goals" means performance goals established by the Administrator which may be based on one or more business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company and/or one or more of its Affiliates either separately or together, over such performance period as the Administrator may designate, including, but not limited to, business criteria based on operating income, earnings or earnings growth, sales, return on assets, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or any other objective goals established by the Administrator, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Company does not currently expect to issue performance awards under the 1999 Plan.

         Transferability. Except as otherwise determined by the Administrator or provided in a Grant Agreement, awards granted under the 1999 Plan are not transferable except by will or the laws of descent and distribution. Unless otherwise determined by the Administrator, awards may be exercised only by the grantee or by permitted transferees during the lifetime of the grantee or, in the event of legal disability, by the grantee's guardian or legal representative.

         Amendment and Termination. The Board of Directors may amend, alter or terminate the 1999 Plan, or any portion thereof, at any time. No award may be granted under the 1999 Plan after the close of business on October 24, 2009. Subject to other applicable provisions of the Plan, all awards made under the 1999 Plan prior to the termination of the 1999 Plan will remain in effect until those awards have been satisfied or terminated.

1999 Plan Awards

    To date, no awards have been granted under the 1999 Plan. The number and type of awards will be made in the discretion of the Administrator, although the Administrator does not currently plan to issue awards other than stock options.

Federal Income Tax Information

    The following is a general summary of the current federal income tax treatment of Awards, which would be authorized to be granted under the 1999 Plan, based upon the current provisions of the Code and regulations promulgated thereunder. The rules governing the tax treatment of Awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and does not purport to be complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, this discussion does not address the tax consequences under applicable state and local law, which may be different.

         Incentive Stock Options. An option holder will not recognize income on the grant or exercise of an incentive stock option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If an option holder does not exercise an incentive stock option within certain specified periods after termination of employment, the option holder will recognize ordinary income on the exercise of an incentive stock option in the same manner as on the exercise of a nonstatutory stock option, as described below.

         The general rule is that gain or loss from the sale or exchange of shares acquired on the exercise of an incentive stock option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the option holder generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

         Nonqualified Stock Options, Stock Appreciation Rights, Phantom Stock, and Performance Awards. A grantee generally is not required to recognize income on the grant of a nonqualified stock option, a stock appreciation right, or on the award of phantom stock or a performance award. Instead, ordinary income generally is required to be recognized on the date the nonqualified stock option or stock appreciation right is exercised, or, in the case of an award of phantom stock or a performance award, on the date of payment of such award in cash or shares. In general, the amount of ordinary income required to be recognized, (a) in the case of a nonqualified stock option, is an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price, (b) in the case of a stock appreciation right, the amount of cash and/or the fair market value of any shares received on the exercise date, and (c) in the case of an award of phantom stock or a performance award, the amount of cash and/or the fair market value of the shares received.

         Restricted or Unrestricted Stock. Shares of restricted stock awarded under the 1999 Plan will be subject to a substantial risk of forfeiture for the period of time specified in the award. Unless a grantee of shares of restricted stock makes an election under Section 83(b) of the Code as described below, the grantee generally is not required to recognize ordinary income on the award of restricted stock. Instead, on the date the substantial risk of forfeiture lapses, the grantee will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a grantee makes a Section 83(b) election to recognize ordinary income on the date the shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the grantee will not be required to recognize additional ordinary income when the substantial risk of forfeiture lapses. A grantee of an award of unrestricted stock will be required to recognize ordinary income upon the issuance of the unrestricted shares in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares.

         Gain or Loss on Sale or Exchange of 1999 Plan Shares. In general, gain or loss from the sale or exchange of shares granted or awarded under the 1999 Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an incentive stock option (a "disqualifying disposition"), a grantee generally will be required to recognize ordinary income upon such disposition.

         Deductibility by Company. The Company generally is not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if a grantee is required to recognize income as a result of a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a nonqualified stock option (including an incentive stock option that is treated as a nonqualified stock option, as described above), a stock appreciation right, a restricted stock award, an unrestricted stock award, a phantom stock award, or a performance award, the Company will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the grantee, provided that certain income tax reporting requirements are satisfied.

         Parachute Payments. Where payments to certain employees that are contingent on a change in control exceed limits specified in the Code, the employee generally is liable for a 20 percent excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. The Administrator may award options for which the vesting is accelerated by a change in control of the Company. Such accelerated vesting would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered with respect to certain Company employees.

         Performance-Based Compensation. Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The 1999 Plan is intended to allow the grant of Awards that qualify under an exception to the deduction limit of Section 162(m) for "performance-based compensation."

Accounting Treatment

    Under present accounting rules, the grant of options at an exercise price equal to or greater than market value on the date of grant does not result in a charge against the Company's earnings. However, the excess, if any, from time to time of the fair market value of the Common Stock subject to stock appreciation rights, over the exercise price of the stock appreciation rights, will result in a charge against the Company's earnings. The amount of the charge will increase or decrease based on changes in the market value of the Common Stock and will decrease to the extent stock appreciation rights are canceled. Restricted stock and performance awards will require a charge to earnings representing the value of the benefit conferred, which, in the case of restricted stock, may be spread over the restrictive period. Such charge is based on the market value of the shares of Common Stock transferred at the time of issuance. To date, the Company has not issued any stock appreciation rights, shares of restricted stock or performance awards.

                                 PROPOSAL THREE
                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

   Effective March 31, 1999, the Company dismissed Deloitte & Touche LLP as the Company's independent accountants. The decision to dismiss Deloitte & Touche LLP was recommended by the Audit Committee and approved by the Board of Directors. No report on the financial statements of the Company by Deloitte & Touche LLP contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles during for the fiscal years ended October 31, 1997 and 1998, respectively, or any subsequent period through March 31, 1999.

   In connection with the audits for the fiscal years ended October 31, 1997 and 1998, respectively, and through March 31, 1999, there have been no disagreements between the Company and Deloitte & Touche LLP on any matter or accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference thereto in their report on the financial statements for those years.

   On March 31, 1999, the Board of Directors, upon recommendation of the Audit Committee, selected the firm of Grant Thornton LLP as independent accountants of the Company for the fiscal year ending October 31,1999.

   The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Grant Thornton LLP as independent accountants of the Company for the fiscal year ending October 31, 2000. This nationally known firm has no direct or indirect financial interest in the Company.

   Although not legally required to do so, the Board is submitting the selection of Grant Thornton LLP as the Company's independent accountants for fiscal 2000 for ratification by the shareholders at the Annual Meeting. If a majority of the votes cast in person or by proxy at the Annual Meeting is not voted for ratification, the Board will reconsider its appointment of Grant Thornton LLP as independent accountants for the current fiscal year.

   A representative of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from shareholders.


                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
            RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS
                          ACCOUNTANTS FOR FISCAL 2000.

                             EXECUTIVE COMPENSATION

   Under rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information with respect to the compensation and benefits provided to the Company's Chief Operating Officer and other executive officers of the Company. The disclosure requirements for the Chief Operating Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee of the Company (the "Committee"), at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

Report of the Compensation Committee

   Overview and Philosophy

   The Committee is currently comprised of Matthew J. Flanigan, as Chairman, George Benson and John G. Raos. The Committee's responsibilities include reviewing and making recommendations to the Board of Directors regarding the compensation of the Chief Operating Officer and approving the compensation paid to the Company's other executives. During fiscal 1999, the Committee also considered and recommended to the Employee Stock Option Plan Committee awards of options to purchase shares of Common Stock pursuant to the 1994 Plan.

   The compensation structure is aimed at establishing levels of compensation sufficient to attract and retain qualified executive talent. To do so, the Company seeks to provide total compensation packages that it believes are comparable to those offered by other companies of similar size, complexity and financial performance. The Committee does not, however, rely on survey or other statistical data when setting levels of compensation. The compensation program also seeks to align the interests of management with those of the Company's shareholders through the use of stock-based forms of compensation, including compensation through stock option grants.

   Compensation Program Elements

   During fiscal 1999, the senior employees compensation program consisted of a base salary, long-term incentive compensation in the form of options to purchase Common Stock under the 1994 Plan, and miscellaneous fringe benefits, including group benefits generally available to employees of the Company. During fiscal 1999, the Compensation Committee did not pay any cash bonuses, although it may do so in the future. Overall, the Company's process of setting the levels and mix of each component of compensation is subjective, with no precise, mathematical weight given to any of the factors discussed below.

         Base Salary. The Company's salary levels are subjectively established based on the Compensation Committee's assessment of each executive officer's level of responsibility. Salary increases are intended to reflect the overall financial performance of the Company, as well as the specific contributions of the individual executive officer.

         Stock Options. Grants of stock options are made at the Committee's discretion based on the level and importance of the management position to the overall long term success of the Company and the contribution of the executive officer. Grants are intended to motivate the executive officers to build shareholder value and to relate a significant portion of the executive's compensation directly to the financial performance of the Company.

         Other Benefits. In addition to the items of compensation described above, the Company provides medical and life insurance and a 401(k) plan to its executive officers, which are generally available to Company employees. The Company also provides certain executive officers with a company car.

   Compensation of the Chief Executive Officer

   Mr. Nicolaides has served as Chief Operating Officer since April 1999. During fiscal 1999, Mr. Nicolaides received an annual base salary of $81,250. In light of Mr. Nicolaides' contributions in redirecting the strategic focus of the Company, the Compensation Committee has approved a base salary of $275,000 for Mr. Nicolaides in fiscal 2000. Mr. Nicolaides did not receive an award of stock options in fiscal 1999 or fiscal 2000.

   Mr. Ray served as President and Chief Executive Officer from July 1998 until April 1999. Mr. Ray received an annual base salary of $240,000. In December 1999, Mr. Ray resigned as Chairman of the Board and a director and received an additional $20,000 in termination payments. In November 1998, Mr. Ray received an option to purchase 100,000 shares of Common Stock, with an exercise price equal to $2.63 per share. In connection with his resignation as Chairman of the Board and a director, these options have been amended to become fully vested and exercisable. However, options covering 100,000 shares granted to Mr. Ray on September 4, 1998 have been terminated in their entirety and surrendered.

   The above compensation was based upon the Company's belief that the background and skills brought to the Company by the chief operating officer, as well as such person's contribution since commencing employment, were important to the Company's achievement of its long range strategic goals.

   Policy with Respect to Section 162(m) of the Internal Revenue Code

   Subject to certain exceptions, Section 162(m) of the Code disallows a federal income tax deduction for compensation over $1 million paid to any individual who, as of the close of the taxable year, is the chief executive officer, or is among the four highest compensated officers (other than the chief executive officer) for the taxable year. One exception applies to compensation paid pursuant to shareholder-approved plans that are performance-based. The Compensation Committee intends that awards made under the 1999 Plan, if approved by shareholders, will be eligible for the performance-based exception, and therefore eligible as a federal income tax deduction for the Company. The Compensation Committee has taken and will continue to take actions necessary to minimize the Company's nondeductible compensation expense under Section 162(m).

While keeping this goal in mind, the Committee also will try to maintain the flexibility which the Compensation Committee believes to be an important element of the Company's executive compensation program.



                                        George Benson
                                        Matthew J. Flanigan
                                        John G. Raos

                           SUMMARY COMPENSATION TABLE

   The following summary compensation table sets forth all cash compensation paid to the Company's current Chief Operating Officer, former Chief Executive Officer, and former Chief Financial Officer during the Company's fiscal years ended October 31, 1999, 1998 and 1997.

                                           SUMMARY COMPENSATION TABLE

                                                                                     Long Term
                                       Annual Compensation                          Compensation
                                       -------------------                          ------------


                                                                           Other Annual      Securities       All Other
                                                                           Compensation      Underlying     Compensation
                                     Fiscal   Annual Salary    Bonus                          Options
Name and Principal Position           Year         ($)          ($)            ($)                               ($)

Stratton J. Nicolaides (1)            1999        81,250          ----           ----             ----           ----
     Chairman and Chief
     Operating Officer

Gordon T. Ray (2)                     1999        51,000          ----                         100,000           ----
      Former Chairman,                1998        76,364          ----           ----          104,000         10,250
      President and                   1997          ----          ----           ----            2,500          9,500
      Chief Executive Officer

Charles L. McNew (3)                  1999       145,274          ----           ----             ----          3,433
      Former Vice President,          1998       160,208          ----           ----           50,000          5,000
      Chief Operating Officer and     1997       133,500        32,827           ----           25,000          4,713
      Chief Financial Officer

--------------------------

(1) Mr. Nicolaides returned to the Company in April 1999 as Chief Operating Officer, serving concurrently as Chairman of the Board since December 1999.

(2) Mr. Ray resigned as President and Chief Executive Officer of the Company in April 1999 and as Chairman of the Board and a director in December 1999.

(3)  Mr. McNew resigned as Chief Financial Officer of the Company in July 1999.


Employment and Related Agreements

    In connection with the termination of his employment in July 1999 and pursuant to the terms of his employment agreement, Mr. McNew will receive as severance his base salary of $185,000, payment of which will be made at the time provided for in the agreement as though employment had not been terminated. In addition, Mr. McNew is entitled to receive reimbursement for out-placement related expenses incurred by him, not to exceed $25,000. Additionally, all options granted to Mr. McNew under any of the Company's stock option plans have been amended to become non-qualified stock options and such options will remain outstanding until their expiration date. Mr. McNew is subject to certain non-competition, non-disclosure and confidentiality provisions.

   Mr. Ray resigned as Chairman of the Board and a director in December 1999 and received an additional $20,000 in termination payments. In connection with his resignation, the options granted to Mr. Ray on November 25, 1998 have been amended to become fully vested and exercisable. However, options covering 100,000 shares granted to Mr. Ray on September 4, 1998 have been terminated in their entirety and surrendered.

    The following table sets forth certain information concerning stock options granted under the Employee Stock Option Plan during the fiscal year ended October 31, 1999 to the executive officers of the Company named in the Summary Compensation Table.

                                          OPTION GRANTS IN FISCAL 1999

                                              Individual Grants (1)

                                Number of       Percent of
                                Securities     Total Options                                      Grant
                                Underlying      Granted to                                        Date
                                 Options       Employees In     Exercise      Expiration           Present
            Name                 Granted       Fiscal Year       Price           Date              Value(2)
            ----               -----------    --------------   ---------      ----------           --------
Gordon T. Ray                    100,000         15.2%           $2.625    November 25, 2008       $205,000
Former Chairman,
   President and Chief
   Executive Officer

-------------------------
(1) Generally, options become exercisable at cumulative annual rates of 20%, commencing one year from the date of grant, and expire ten years from the date of grant. Notwithstanding the foregoing, options are fully exercisable in the event of a change of control of the Company. Options generally will terminate three months after the date employment with the Company or a subsidiary terminates. During such three-month period, options may be exercised only for the number of shares eligible to be exercised on the date employment terminates.

(2) The Grant Date Present Value on the date of grant was estimated using the Black-Scholes options pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 83%; risk-free interest rate of 6.33%; expected option life of 7 years; and a forfeiture rate of 2%.

    The following table sets forth certain information concerning the number of unexercised options and the value of unexercised options at the end of the fiscal year ended October 31, 1999 held by the executive officers of the Company named in the Summary Compensation Table. No options were exercised by such executive officers in fiscal 1999.

                                   AGGREGATED OPTION EXERCISES IN FISCAL 1999
                                       AND OCTOBER 31, 1999 OPTION VALUES

                                    Number of Securities                       Value of Unexercised
                                   Underlying Unexercised                          In-the-Money
                               Options at October 31, 1999 (#)          Options at October 31, 1999 ($)(1)
                               -------------------------------          ----------------------------------
          Name                 Exercisable        Unexercisable         Exercisable         Unexercisable
          ----                 -----------        -------------         -----------         -------------

Gordon T. Ray                    29,000 (2)           80,000               47,500              190,000
Charles L. McNew                 20,000              130,000                    0                    0

-------------------------

(1) On October 31, 1999 the fair market value of a share was $5.00. In addition, options covering 125,000 shares held by Mr. McNew may not be exercised until the earlier of (i) the closing price of NumereX Common Stock exceeds certain per share thresholds ranging between $7.50-$15.00 for 60 consecutive days, or (ii) five years from February 27, 1997 or such later date of grant.

(2) Includes 9,000 shares subject to options granted under the plan for directors when Mr. Ray was eligible to participate therein.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company had, in prior fiscal years, entered into various transactions and arrangements with Dominion Group Limited, a Member Company of Dominion Holdings or a corporation which previously carried on certain activities of such entity (collectively, "Dominion"). Dominion was an investment and merchant banking firm which had in prior fiscal years provided financial advisory and investment banking services to the Company. Gwynedd owns approximately 30.2% of the outstanding Common Stock of the Company. The shareholders of Dominion are also the shareholders of Gwynedd. See "Security Ownership of Management and Certain Beneficial Owners."

    During fiscal 1995 the Company's subsidiary, Digital Audio Limited, manufactured certain products for CellTel Data Services, Inc. ("CellTel"), a company in which Dominion owns a controlling interest. In October 1996 Numerex invested $375,000 in Digital Audio Limited in return for an initial 10% equity interest in CellTel. In 1999, Numerex had the right to put its initial equity interest to Dominion and Dominion could call this interest for $500,000. In October 1999 the parties exercised this right, and the Company received $500,000 from Gwynedd.

    Mr. Ryan is a partner in the law firm of Salisbury & Ryan. Salisbury & Ryan provided legal services to the Company in 1999 and will continue to provide such services during 2000. As partial consideration for such legal services, the Company granted a stock option to Salisbury & Ryan covering 100,000 shares at an exercise price of $3.50, the then fair market value of a share of stock on the date of grant. The option has a term of 10 years and was exercisable with respect to 50% of the shares upon issuance. The option will be exercisable with respect to the remaining 50% of the shares on the first anniversary of the date of grant. In addition, Salisbury & Ryan charged the Company legal fees of approximately $275,637.

                             STOCK PERFORMANCE GRAPH

   The following graph shows a comparison of the cumulative total return for the Company's Common Stock, the Nasdaq Composite Index, the Nasdaq Industrial Index, and the Nasdaq Telecomm Index assuming an investment of $100 in each on October 31, 1994, the last trading day before the beginning of the Company's fifth preceding fiscal year, and, in the case of the Indexes, the reinvestment of all dividends. The Company has included the Nasdaq Telecomm Index to more accurately reflect its renewed business focus. The Nasdaq Telecomm Index will replace the Nasdaq Industrial Index in subsequent years.


                                [GRAPH OMMITTED]


===================================================================================================================================
                                                SHAREHOLDER VALUE AT FISCAL YEAR END
-----------------------------------------------------------------------------------------------------------------------------------
                                           10/31/94        10/31/95       10/31/96       10/31/97       10/31/98        10/31/99
-----------------------------------------------------------------------------------------------------------------------------------
NumereX                                    $100.00           40.30           28.65          49.70          21.48          35.82
-----------------------------------------------------------------------------------------------------------------------------------
NASDAQ Composite Index                     $100.00          134.64          158.93         209.16         234.00         390.84
-----------------------------------------------------------------------------------------------------------------------------------
NASDAQ Industrial Index                    $100.00          119.47          136.66         161.04         141.55         212.58
-----------------------------------------------------------------------------------------------------------------------------------
NASDAQ Telecomm Index                      $100.00          112.33          117.81         170.65         234.15         429.29
===================================================================================================================================

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and officers and persons who are the beneficial owners of more than 10% of the Common Stock are required to report their beneficial ownership of Common Stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to report any failure to file by these dates during 1999. The Company believes that all of these filing requirements were satisfied by its directors and officers and by the beneficial owners of more than 10% of the common stock, except that Mr. Ryan was late in filing one report relating to his indirect pecuniary interest in an option granted to the law firm of which he is a partner, and Messrs. Benson and Flanigan were each late in filing one report relating to two exempt stock option grants and one exempt stock option grant, respectively. In making the foregoing statements, the Company has relied on copies of the reporting forms received by it or the written representations from certain reporting persons that no Forms 5 (Annual Statements of Changes in Beneficial Ownership) were required to be filed under the applicable rules of the SEC.

                                 OTHER BUSINESS

    The Company does not presently know of any matters that will be presented for action at the meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed proxy with respect to such other matters in accordance with their best judgment.

                              SHAREHOLDER PROPOSALS

   It is presently contemplated that the annual meeting of shareholders following fiscal 2000 will be held on or about April 28, 2001. Under the current rules of the SEC, in order for any appropriate shareholder proposal to be considered for inclusion in the proxy materials of the Company for the fiscal 2000 annual meeting of shareholders, it must be received by the Secretary of the Company no later than November 23, 2000, by certified mail, return receipt requested. However, if the date of the fiscal 2000 annual meeting is changed by more than 30 days from the date of the fiscal 1999 annual meeting (April 28), then the deadline for submission of shareholder proposals is a reasonable time before the Company begins to print and mail its proxy materials.

   In addition, pursuant to the Company's Bylaws, notice of a shareholder proposal or of a nomination by shareholders of individuals for election to the Company's Board of Directors must be submitted to the Secretary of the Company in writing, either by personal delivery, nationally recognized express mail, or United States mail, postage prepaid, no later than January 28, 2000. Each such nomination or proposal must be accompanied by the nominee's written consent, contain information relating to the business experience and the background of the nominee and contain certain information with respect to the nominating shareholder and persons acting in concert with the nominating shareholder. Shareholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to shareholder proposals and director nominations.

                                  ANNUAL REPORT

   The Annual Report to Shareholders of the Company (the "Annual Report") for the fiscal year ended October 31, 1999 accompanies this proxy statement. Copies of the Annual Report are available upon written request to the Company at its principal executive offices which are located at 1600 Parkwood Circle SE, Suite 200, Atlanta, Georgia 30339, Attention: Investor Relations. The Form 10-K report and Annual Report are not part of these proxy solicitation materials.

   EACH PERSON SOLICITED HEREUNDER CAN OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31,1999 REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A REQUEST THEREFOR TO: 1600 PARKWOOD CIRCLE SE, SUITE 200, ATLANTA, GEORGIA 30339. OUR SEC FILINGS ARE ALSO AVAILABLE AT THE SEC'S WEBSITE AT http://www.sec.gov.

                                      By Order of the Board of Directors

                                      Andrew J. Ryan
                                      Secretary

                                                                       EXHIBIT A


                                  NUMEREX CORP.


                          1999 LONG-TERM INCENTIVE PLAN

1.       Purpose and Types of Awards


         NumereX Corp., a Pennsylvania corporation (the "Corporation"), maintained the NumereX Corp. Amended and Restated 1994 Employee Stock Option Plan (the "Prior Plan"). The Prior Plan has been replaced with the 1999 Long-Term Incentive Plan as set forth herein, effective October 25, 1999, subject to the approval of the shareholders of the Corporation within twelve months of such effective date (the "Plan"). Notwithstanding anything herein to the contrary, nothing in this Plan shall adversely affect the rights or obligations, under any Award granted under the Prior Plan, of any grantee or holder of an Award without such person's approval.


         The purpose of the Plan is to promote the long-term growth and profitability of the Corporation by: (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Corporation and (ii) enabling the Corporation to attract, retain and reward the best-available persons.


         The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, or any combination of the foregoing.

2.       Definitions


         Under this Plan, except where the context otherwise indicates, the following definitions apply:

         (a) "Administrator" shall have the meaning set forth in Section 3(a).

         (b) "Affiliate" shall mean any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Corporation (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, "control" shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

         (c) "Award" shall mean any stock option, stock appreciation right, stock award, phantom stock award, or performance award.

         (d) "Board" shall mean the Board of Directors of the Corporation.

         (e) "Code" shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

         (f) "Common Stock" shall mean shares of common stock of the Corporation, no par value.

         (g) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         (h) "Fair Market Value" of a share of the Corporation's Common Stock for any purpose on a particular date shall mean the last reported sale price per share of Common Stock, regular way, on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq-National Market, or if the Common Stock is not so listed or admitted to trading or included for quotation, the last quoted price, or if the Common Stock is not so quoted, the average of the high bid and low asked prices, regular way, in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices, regular way, as furnished by a professional market maker making a market in the Common Stock as selected in good faith by the Administrator or by such other source or sources as shall be selected in good faith by the Administrator. If, as the case may be, the relevant date is not a trading day, the determination shall be made as of the next preceding trading day. As used herein, the term "trading day" shall mean a day on which public trading of securities occurs and is reported in the principal consolidated reporting system referred to above, or if the Common Stock is not listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq-National Market, any business day.

         (i) "Grant Agreement" shall mean a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.

         (j) "Participants" shall have the meaning set forth in Section 5.

         (k) "Parent" shall mean a corporation, whether nor or hereafter existing, within the meaning of the definition of "parent corporation" provided in Code section 424(e), or any successor thereto.

         (l) "Performance Goals" shall mean performance goals established by the Administrator which may be based on one or more business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Corporation and/or one or more of its Affiliates either separately or together, over such performance period as the Administrator may designate, including, but not limited to, business criteria based on operating income, earnings or earnings growth, sales, return on assets, equity or investment, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or any other objective goals established by the Administrator, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.

         (m) "Subsidiary" and "subsidiaries" shall mean only a corporation or corporations, whether now or hereafter existing, within the meaning of the definition of "subsidiary corporation" provided in section 424(f) of the Code, or any successor thereto.

         (n) "Ten-Percent Stockholder" shall mean a grantee who (applying the rules of Code section 424(d)) owns stock possessing more than 10% of the total combined voting power or value of all classes of stock or interests of the Corporation or an Affiliate.

3.       Administration

         (a) Administration of the Plan. The Plan shall be administered by the Board or by such committee or committees as may be appointed by the Board from time to time (the Board, committee or committees hereinafter referred to as the "Administrator").

         (b) Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.


         The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate, including, but not limited to, whether a stock option shall be an incentive stock option or a nonqualified stock option, any exceptions to nontransferability, any Performance Goals applicable to Awards, any provisions relating to vesting, any circumstances in which the Awards would terminate, the period during which Awards may be exercised, and the period during which Awards shall be subject to restrictions; (v) modify, amend, extend or renew outstanding Awards, accept the surrender of outstanding Awards and substitute new Awards, or specify a lower or higher exercise price, or a longer or shorter term, for any substituted Awards than the surrendered Awards, or impose any other provisions that are authorized by this Plan (provided however, that, except as provided in Section 7(f)(ii) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate, extend (as long as such extension shall not cause the Plan to fail to comply with Code section 422, if applicable) or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award due to termination of any grantee's employment or other relationship with the Corporation; and (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period.

         In making these determinations, the Administrator may take into account the nature of the services rendered or to be rendered by the Award recipients, their present and potential contributions to the success of the Corporation and its Affiliates, and such other factors as the Administrator in its discretion shall deem relevant. Subject to the provisions of the Plan, the Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.

         (c) Non-Uniform Determinations. The Administrator's determinations under the Plan (including, without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

         (d) Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

         (e) Effect of Administrator's Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator's sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Corporation, its shareholders, any Participants and any other employee, consultant, or director of the Corporation, and their respective successors in interest.

4.       Shares Available for the Plan

         (a) Maximum Issuable Shares. Subject to adjustments as provided in
Section 7(f), the shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 1,500,000 shares of Common Stock. The Corporation shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(f). If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are surrendered to the Corporation in connection with any Award (whether or not such surrendered shares were acquired pursuant to any Award), the shares subject to such Award and the surrendered shares shall thereafter be available for further Awards under the Plan; provided, however, that any such shares that are surrendered to the Corporation in connection with any Award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code section 422.

         (b) Maximum Awards. Subject to adjustments as provided in Section 7(f), the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one calendar year of the Corporation to any one individual under this Plan shall be limited to 100,000.

5.       Participation

Participation in the Plan shall be open to all persons who are at the time of the grant of an Award employees (including persons who may become employees), officers, directors, and consultants of the Corporation, or of any Affiliate of the Corporation, as may be selected by the Administrator from time to time. A Participant who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards if the Administrator so determines.

6.       Awards


         The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. All Awards shall be subject to the terms and conditions provided in the Grant Agreement.

         (a) Stock Options. The Administrator may from time to time grant to eligible Participants Awards of incentive stock options as that term is defined in Code section 422 or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Corporation or of any Parent or Subsidiary of the Corporation. Options intended to qualify as incentive stock options under Code section 422 must have an exercise price at least equal to Fair Market Value on the date of grant or at least 110% of Fair Market Value in the case of a Ten-Percent Stockholder. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant and such designation is reflected in the Grant Agreement evidencing such stock option. Nonqualified stock options may not be granted with an exercise price below Fair Market Value on the date of grant.

         (b) Stock Appreciation Rights. The Administrator may from time to time grant to eligible Participants Awards of Stock Appreciation Rights ("SARs"). A SAR may be exercised in whole or in part as provided in the applicable Grant Agreement and entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, multiplied by (ii) the number of shares covered by the SAR, or portion thereof, which is exercised. Payment by the Corporation of the amount receivable upon any exercise of a SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as specified in the Grant Agreement. If upon settlement of the exercise of a SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

         (c) Stock Awards. The Administrator may from time to time grant restricted or unrestricted stock Awards to eligible Participants in such amounts, on such terms and conditions (which terms and conditions may condition the vesting or payment of Stock Awards on the achievement of one or more Performance Goals), and for such considerations, including no consideration or such minimum consideration as may be required by law, as it shall determine.

         (d) Phantom Stock. The Administrator may from time to time grant Awards to eligible Participants denominated in stock-equivalent units ("Phantom Stock") in such amounts and on such terms and conditions as it shall determine, which terms and conditions may condition the vesting or payment of Phantom Stock on the achievement of one or more Performance Goals. Phantom Stock units granted to a Participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Corporation's assets. An Award of Phantom Stock may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as specified in the Grant Agreement. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a Phantom Stock unit solely as a result of the grant of a Phantom Stock unit to the grantee.

         (e) Performance Awards. The Administrator may, in its discretion, grant performance Awards, which become payable on account of attainment of one or more Performance Goals established by the Administrator. Performance Awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as specified in the Grant Agreement.

7.       Miscellaneous

         (a) Investment Representations. The Administrator may require each person acquiring shares of Common Stock pursuant to Awards hereunder to represent to and agree with the Corporation in writing that such person is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend that the Administrator deems appropriate to reflect any restrictions on transfer. All certificates for shares issued pursuant to the Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or interdealer quotation system upon which the Common Stock is then quoted, and any applicable federal or state securities laws. The Administrator may place a legend or legends on any such certificates to make appropriate reference to such restrictions.

         (b) Compliance with Securities Law. Each Award shall be subject to the requirement that if, at any time, counsel to the Corporation shall determine that the listing, registration or qualification of the shares subject to such an Award upon any securities exchange or interdealer quotation system or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of nonpublic information or the satisfaction of any other condition is necessary in connection with the issuance or purchase of shares under such an Award, such Award may not be exercised, in whole or in part, unless such satisfaction of such condition shall have been effected on conditions acceptable to the Administrator. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

         (c) Withholding of Taxes. Grantees and holders of Awards shall pay to the Corporation or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Corporation or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Corporation or its Affiliate of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes.

         (d) Loans. The Corporation or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

         (e) Transferability. Except as otherwise determined by the Administrator or provided in a Grant Agreement, no Award granted under the Plan shall be transferable by a grantee except by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, during the lifetime of the grantee, the Award may be exercised only by the grantee, by such permitted transferees or, during the period the grantee is under a legal disability, by the grantee's guardian or legal representative. Except as provided above, the Award may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

         (f) Adjustments; Business Combinations.

                  (i) Adjustments for Events Affecting Common Stock. In the event of changes in the Common Stock of the Corporation by reason of any stock dividend, spin-off, split-up, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares and the like, the Administrator shall, in its discretion, make appropriate substitutions for or adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan to any individual as provided in Section 4 of the Plan and to the number, kind and price of shares covered to any individual by outstanding Awards (without changing the aggregate purchase price as to which such Awards remain exercisable) and shall, in its discretion and without the consent of holders of Awards, make any other substitutions for or adjustments in outstanding Awards, including but not limited to reducing the number of shares subject to Awards or providing or mandating alternative settlement methods such as settlement of the Awards in cash or in shares of Common Stock or other securities of the Corporation or of any other entity, or in any other matters which relate to Awards as the Administrator shall, in its sole discretion, determine to be necessary or appropriate.

                  (ii) Pooling of Interests Transaction. Notwithstanding anything in the Plan to the contrary and without the consent of holders of Awards, the Administrator, in its sole discretion, may make any modifications to any Awards, including but not limited to cancellation, forfeiture, surrender or other termination of the Awards in whole or in part regardless of the vested status of the Award, in order to facilitate any business combination that is authorized by the Board to comply with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

                  (iii) Adjustments for Other Events. The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Corporation, or the financial statements of the Corporation or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

         (g) Substitution of Awards in Merger and Acquisitions. Awards may be granted under the Plan from time to time in substitution for Awards held by employees or directors of entities who become or are about to become employees or directors of the Corporation or an Affiliate as the result of a merger or consolidation of the employing entity with the Corporation or an Affiliate, or the acquisition by the Corporation or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted. Substitute Awards shall not be counted toward the share limit imposed by Section 4(b).

         (h) Foreign Participants. The Administrator may, without amending the Plan, modify Awards granted to Participants who are foreign nationals or employed outside the United States to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

         (i) Termination, Amendment and Modification of the Plan. The Board may amend, alter or terminate the Plan, or portion thereof, at any time.

         (j) Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement shall confer on an individual any legal or equitable right against the Corporation, any Affiliate or the Administrator, except as expressly provided in the Plan or the Grant Agreement. Nothing in the Plan or in any Grant Agreement thereunder shall (i) constitute inducement, consideration, or contract for employment or service between an individual and the Corporation or any Affiliate; (ii) confer any right on an individual to continue in the service of the Corporation or any Affiliate; or (iii) shall interfere in any way with the right of the Corporation or any Affiliate to terminate such service at any time with or without cause or notice, or to increase or decrease compensation for such service.

         (k) Other Employee Benefits. Except as to plans that by their terms include such amounts as compensation, the amount of any compensation deemed to be received by a Participant as a result of the exercise of an Award or the sale of shares received upon such exercise will not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Administrator.

         (l) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Corporation pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

         (m) Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Pennsylvania without regard to its conflict of laws principles.

         (n) Effective Date, Termination Date. The Plan is effective as of October 25, 1999, the date on which the Plan, as a replacement to the Prior Plan, was adopted by the Board, subject to the approval of the shareholders of the Corporation within twelve months of such effective date. No Award shall be granted under the Plan after the close of business on October 24, 2009. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.


Date Approved by the Shareholders:  __________________, 2000

                                  NUMEREX CORP.

                    Proxy for Annual Meeting of Shareholders
                                 April 28, 2000
                  Solicited on behalf of the Board of Directors

         The undersigned hereby constitutes and appoints Andrew J. Ryan and Peter J. Quinn, and each of them with full power to act alone, as attorneys-in-fact and proxies of the undersigned, with full power of substitution for and in the name, place and stead of the undersigned to appear at the Annual Meeting of Shareholders of NumereX Corp. (the "Company"), to be held on the 28th day of April, 2000, and at any postponement or adjournment thereof, and to vote all of the shares of Common Stock of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned directs that this proxy be voted as indicated on the reverse side of this proxy. The proxy agents present and acting in person or by their substitute (or, if only one is present and acting, then that one) may exercise all the powers conferred by this proxy.

                  (To be Completed and Signed on Reverse Side)


         |X| Please mark your votes as in this example.

                           FOR all nominees    WITHHOLD AUTHORITY
                           listed (except      to vote for all directors,
                           as marked to the    check this box.
                           contrary below).                           Nominees: George Benson
                                                                                Matthew J. Flanigan
1. The election of                                                              Allan H. Liu
   the nominees                                                                 Stratton J. Nicolaides
   listed at right         ___________          ____________                    John G. Raos
   as Directors                                                                 Andrew J. Ryan
   of the Company, as more fully described in the
   accompanying Proxy Statement.


   To withhold authority to vote for any individual nominee or nominees, write the name of the nominee or nominees on the space provided below.
   ______________________________


2. Proposal to approve the Company's 1999 Long-Term Incentive Plan.


                  -----             -------           -------
                   For              Against           Abstain

3. Proposal to ratify Grant Thornton LLP as the Company's independent accountants for the fiscal year ending October 31, 2000.


                  -----             -------           -------
                   For              Against           Abstain

4. In their discretion, to transact such other business as may properly come before this meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as directed. The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR the proposals listed in Item 2 and 3. If no directions to the contrary are indicated, the persons named herein intend to vote FOR the election of the named nominees for director, FOR the approval of the Company's 1999 Long-Term Incentive Plan and FOR the ratification of Grant Thornton LLP as the Company's independent accountants for the current fiscal year.

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

         The undersigned hereby acknowledges receipt of the Company's 1999 Annual Report to Shareholders, Notice of the Company's 2000 Annual Meeting of Shareholders and the Proxy Statement relating thereto.

NAME ________________________               DATE_______________________________

NAME ________________________               DATE_______________________________

Note: Please sign here personally. Signature of the shareholder(s) should correspond exactly with the name(s) in which the shares are registered. If the shares are registered in more than one name, each joint owner or fiduciary should sign personally. Only authorized officers should sign for a corporation.